EXHIBIT 7C

For period ending 8/31/2017 file number 811-09253.

List the name of each series or portfolio and give a consecutive number to each series or portfolio starting with the number 1.
Use this same numerical designation for each series or portfolio in the series information block in the top right corner of the screens submitted in this filing and in all subsequent filings on this form. This information is required each time the form is filed.

For the funds over #99, interested parties could refer to the most recent shareholder report for financial information.

                                                                  Is this the
                                                                  last filing
Series                                                            for this
Number  Series Name                                               Series? (Y/N)

108	Wells Fargo Government Securities Fund            	     N
110	Wells Fargo Short-Term Bond Fund                 	     N
111	Wells Fargo Short-Term High Yield Bond Fund      	     N
112	Wells Fargo Ultra Short-Term Income Fund         	     N
163	Wells Fargo Adjustable Rate Government Fund      	     N
168	Wells Fargo High Yield Bond Fund                 	     N
188	Wells Fargo Conservative Income Fund             	     N